Exhibit 99.1

“A Coalbed Methane Exploration & Development Company”

909 Fannin, Suite,1850  •   Houston, Texas 77010   •   Direct (713) 287-2251   •   Fax (713) 659-3855   •   www.geometinc.com

GeoMet Closes Sale of Appalachian Producing Properties and

Repays all Borrowings under Bank Credit Agreement

Houston, Texas — May 13, 2014 - GeoMet, Inc. (OTCQB: GMET NASDAQ: GMETP) (the “Company”) announced that, on May 12, 2014, it closed the previously announced sale of substantially all of its coalbed methane interests and other assets located in the Appalachian Basin in McDowell, Harrison, Wyoming, Raleigh, Barbour and Taylor Counties, West Virginia and Buchanan County, Virginia (the “Asset Sale”), comprising substantially all of the Company’s remaining assets,  to ARP Mountaineer Productions, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Atlas Resource Partners, L.P. (NYSE:ARP), a Delaware limited partnership.

The Asset Sale resulted in net proceeds of approximately $97.5 million after customary purchase price adjustments.  A final adjusted purchase price will be settled within 95 days of the closing date. Simultaneously with closing of the Asset Sale, the Company used $69.1 million of the net proceeds to fully repay all outstanding borrowings and accrued interest under the Company’s bank credit agreement. Following these payments the Company’s bank credit agreement was terminated.  An additional $3.1 million was used to settle all outstanding natural gas hedge positions.

Lantana Oil & Gas Partners, a Houston based divestiture firm, represented GeoMet in this transaction.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties is the Company’s ability to complete a merger or other business combination. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

For more information please contact Tony Oviedo, Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller, at (713) 287-2262 or toviedo@geometcbm.com.